Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:

Amy Klinger

(203) 678-2355

DISTRIBUTED ENERGY’S 3rd QUARTER REVENUES INCREASED TO $14.8 MILLION

Company Expects Strong 2006 Finish with Growing Backlog

Investor Conference Call Tomorrow, Wednesday, November 8th, at 10:00AM (Eastern)

WALLINGFORD, CT, November 7, 2006 – Distributed Energy Systems Corp. (NASDAQ: DESC), which serves the energy marketplace by giving users greater control over the cost, quality and reliability of electric power, today reported that revenues for the third quarter of 2006 were a record $14.8 million, up 20% from 2005’s third quarter revenues of $12.3 million.

For the third quarter ended September 30, 2006, the company posted a net loss of $6.3 million, or $0.16 per share, including approximately $0.03 per share attributable to required compliance with Statement of Financial Accounting Standard 123(R), which took effect in 2006. One year ago, Distributed Energy reported a third-quarter net loss of $3.6 million, or $0.10 per share.

“Results for the third quarter represented another step forward this year,” said Ambrose L. Schwallie, Distributed Energy’s chief executive officer. “As the year progressed, business improved throughout the company, and we expect the fourth quarter to be stronger than the third quarter, and to continue building our backlog as we enter 2007.” Distributed Energy’s current backlog is approximately $40 million, about 20% higher than the $33 million the company reported in early August.

Mr. Schwallie noted that the company’s two businesses – Northern Power’s energy systems, products and services and Proton’s commercial hydrogen products and its pioneering Hydrogen Technology Group – posted increases in revenues and quarter-over-prior-quarter improvements during 2006.

“There has been a steadily improving pace of customer inquiries, paid engineering studies and signed contracts for major engineering, procurement and construction assignments, as well for our product and service offerings. September was an exceptionally strong month, and that trend continues into the fourth quarter,” Mr. Schwallie noted.

He cited a $2.1 million contract, announced in October, from Consolidated Edison Company of New York (NYSE: ED), to supply advanced power converters that will enable the utility, for the first time, to rapidly deploy and connect megawatt-scale generators to its distribution grid and provide power during emergencies. In addition, the company benefited from Pathmark Stores Inc. (NASDAQ: PTMK) qualifying for and receiving State of New Jersey renewable energy funding for an engineering services contract that had been pending with Northern Power since March.

Discussing Distributed Energy’s commercial hydrogen business, Mr. Schwallie noted that booking and revenue trends made incremental progress during the year. “Proton’s on-site HOGEN® hydrogen and StableFlow™ control systems continue to live up to reliability expectations in the field, and they also enable customers to produce more electricity from less fuel. That enables us to market these advanced products and systems more aggressively, including via lease financing, because they are proven to be highly cost-effective, self-liquidating investments for power generating companies in the U.S. and around the world.”

“At the same time, our advanced intellectual property and know-how in state-of-the-art hydrogen technology for back-up power, aerospace and fuel-cell-related transportation applications are at the core of a steady stream of recently awarded research and development projects for large, well-known energy companies and Federal government agencies,” he pointed out.

Concluding his comments, Mr. Schwallie stated: “With the continuation of the positive trends in inquiries for new projects, product sales and service opportunities, we expect a strong finish to 2006, better margins going forward and a solid beginning to the new year. It also reflects a growing commitment by major companies and other organizations to embrace technologies and projects where we have expertise. Our systems and products enable them do a better – and increasingly necessary – job of managing and controlling the availability, reliability and cost of their energy resources.”

Results for the third quarter ended September 30, 2006, include revenue recognition of $4.5 million previously deferred relating to the company’s HOGEN H-Series hydrogen generating system product line. In the third quarter of 2005, results also included recognition of $1.8 million of revenues previously deferred relating to its HOGEN S-Series product line. In both of these cases revenue was recognized when the company had sufficient warranty experience. The approximately $0.03 per share of the company’s $0.16 per share net loss this year’s third quarter was attributable to required compliance with the Statement of Financial Accounting Standard 123 (revised 2004), “share-based payment” or SFAS123(R) and other non-cash stock compensation charges. (The company adopted SFAS123(R) in the first quarter 2006 as required, and historical results do not include such charges.)

For the first nine months of 2006, the company reported revenue of $31.8 million, and a net loss of $20.2 million, or $0.53 per share. That figure includes approximately $0.12 per share attributable to compliance with SFAS123(R) and other non-cash stock compensation charges. One year ago, the company reported nine-month revenue of $34.0 million, and a net loss of $12.8 million, or $0.36 per share, including $0.01 per share attributable to non-cash stock compensation charges.

Cash, marketable securities and restricted cash as of September 30, 2006, totaled $27.9 million, compared with $41.7 million as of December 31, 2005. Cash use decreased during the third quarter to approximately $5.5 million. During the first nine months of 2006, cash, marketable securities, and restricted cash decreased by approximately $13.8 million, compared with $16.4 million for the same period a year ago, and reflect net losses and working capital requirements, offset by approximately $7.5 million raised under an equity distribution agreement in the second quarter of 2006. The company said it expects a further significant reduced need for cash during the fourth quarter of 2006. Working capital is defined as current assets minus current liabilities excluding cash and marketable securities.

Conference Call

The Company will host a conference call tomorrow, Wednesday, November 8, 2006 at 10:00 a.m. (Eastern time) to discuss third quarter results and other matters of interest to investors and shareholders. Individuals wishing to participate in the conference call should dial (866) 700-6067 or for international calls (617) 213-8834. For interested individuals unable to join the call, a replay will be available through Wednesday, November 22, 2006, by dialing (888) 286-8010 or for international calls (617) 801-6888, pass code 49603649, or on the company’s web site. The call will also be broadcast live over the Internet, and can be accessed by all interested parties at www.investorcalendar.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (Nasdaq: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (www.protonenergy.com) and Northern Power Systems (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended June 30, 2006, and other filings Distributed Energy may make from time to time with the SEC.

***TABLES FOLLOW ***

Distributed Energy Systems Corp.

Financial Highlights

(Unaudited)

Income Statement Data:

	Quarter Ended September 30,
	2006	2005
Net revenue	$14,755,000	$12,277,000
Net cost of sales	14,248,000	10,783,000

Gross Margin	507,000	1,494,000

Research and development	946,000	1,222,000
General and administrative	6,110,000	3,989,000

Loss from operations	(6,549,000)	(3,717,000)
Interest income, net and other	234,000	130,000

Net loss [1]	$(6,315,000)	$(3,587,000)

Loss per share, basic and diluted [2]	$(0.16)	$(0.10)

Weighted average shares outstanding	39,062,609	36,426,938

1.	Includes SFAS123(R) and non-cash stock compensation charges of $1,020,000 for the quarter ended September 30, 2006 and non-cash stock compensation charges only of $153,000 for the quarter ended September 30, 2005.
2.	Includes SFAS123(R) and non-cash stock compensation charges of $0.03 per share for the quarter ended September 30, 2006 and non-cash compensation charges of less than $0.01 per share for the quarter ended September 30, 2005.

	Nine Months Ended September 30,
	2006	2005
Net revenue	$31,805,000	$33,980,000
Net cost of sales	30,764,000	30,607,000

Gross Margin	1,041,000	3,373,000

Research and development	2,820,000	3,800,000
General and administrative	19,209,000	12,777,000

Loss from operations	(20,988,000)	(13,204,000)
Interest income, net and other	791,000	403,000

Net loss [1]	$(20,197,000)	$(12,801,000)

Loss per share, basic and diluted [2]	$(0.53)	$(0.36)

Weighted average shares outstanding	38,394,530	36,042,755

1.	Includes SFAS123(R) and non-cash stock compensation charges of $4,442,000 for the nine months ended September 30, 2006 and non-cash stock compensation charges only of $445,000 for the nine months ended September 30, 2005.
2.	Includes SFAS123(R) and non-cash stock compensation charges of $0.12 per share for the nine months ended September 30, 2006 and non-cash compensation charges of $0.01 per share for the nine months ended September 30, 2005.

Balance Sheet Data:

	September 30, 2006	December 31, 2005
Cash and marketable securities	$20,949,000	$40,666,000
Restricted cash (short and long term)	6,953,000	1,006,000
Accounts receivable, net	13,726,000	8,802,000
Inventories	5,186,000	3,093,000
Deferred costs	563,000	4,255,000
Total assets	102,555,000	111,146,000
Deferred revenue	822,000	4,563,000
Total current liabilities	14,109,000	16,156,000
Total long-term liabilities	9,952,000	9,934,000
Total stockholders’ equity	78,494,000	85,056,000
Total liabilities and stockholders’ equity	102,555,000	111,146,000